Exhibit 5.1

Jolie Kahn, Esq.

1020 Riverview

Conshohocken, PA 19428

February 1, 2012

Axion Power International, Inc., Inc.

3601 Clover Lane

New Castle, PA 16105

Re:        Offering of Common Stock

Dear Ladies and Gentlemen:

Reference is made to the opinion letter dated June 28, 2011 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (the “Registration Statement”) filed on June 28, 2011 by Axion Power International, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, among other things, shares of Common Stock, $0.0001 par value per share (the “Common Stock”). The Registration Statement was declared effective by the SEC on July 14, 2011 and the the S-3/A filed on June 28, 2011 serves as the prospectus (the “Prospectus”).  We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on February 1, 2012 by the Company with the SEC pursuant to Rule 424 under the Securities Act. The Prospectus Supplement and the Prospectus relate to the offering by the Company, from time to time, of shares of Common Stock (the “Shares”) having an aggregate offering price of up to $10,000,000 (the “Offering”). We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement and the Prospectus.

As counsel to the Company, in rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies of such corporate and public records and agreements, instruments, certificates and other documents as we have deemed necessary or appropriate for purposes of this opinion, including (i) the Registration Statement, (ii) the Prospectus Supplement and the Prospectus, (iii) the Certificate of Incorporation of the Company, as amended from time to time, the By-laws of the Company as amended from time to time, and (iv) the Placement Agency Agreement dated January 31, 2012 between the Company and Emerging Growth Equities Ltd. And Philadelphia Brokerage Corporation (the “Placement Agency Agreement”).  As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied entirely upon certificates of certain of the officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates.

We have also assumed (i) the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document; (ii) that at the time of each issuance and sale of Shares in the Offering, the Company will continue to be validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to issue and sell all such Shares at such time; (iii) that any Shares issued from time to time in the Offering will not, in the aggregate, exceed (x) the maximum aggregate offering price set forth in the Prospectus Supplement and Prospectus or (y) the maximum authorized number of shares of Common Stock under the Restated Certificate of Incorporation of the Company, as amended from time to time, minus that number of shares of Common Stock that may have been issued and are outstanding, or are reserved for issuance for other purposes, at such time; (iv) that the execution, delivery and performance by the Company of the Placement Agency Agreement will not constitute a breach or violation of any agreement or instrument that is binding upon the Company from time to time; and (v) that Placement Notices (as defined in the Placement Agency Agreement), if any, will be delivered in accordance with the terms of the Placement Agency Agreement and the authority granted by the Company’s board of directors.

This opinion is limited solely to the Delaware General Corporation Law (the “DGCL”), the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws each as applied by courts located in Delaware, in each case to the extent that the same may apply to or govern the transactions contemplated by the Placement Agency Agreement, the Prospectus Supplement and the Prospectus, and we express no opinion as to the laws of any other jurisdiction. We express no opinion as to the effect of events occurring, circumstances arising, or changes in law becoming effective or occurring, after the date hereof on the matters addressed in this opinion, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

Based on such examination and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery of the Shares against payment therefor in accordance with the terms of the Placement Agency Agreement, such Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

I consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and further consent to the use of my name under the caption “Legal Matters” in the prospectus included in the Registration Statement, and in any amendment or supplement thereto.

Very truly yours,

/s/ Jolie G. Kahn